Exhibit 23.1

12 Greenway Plaza, Suite 1202 Houston, Texas 77046-1289 Phone 713-561-6500 Fax 713-968-7128 Web www.uhy-us.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Post-Effective Amendment to the Registration Statement No. 1 to Form SB-2/A (Registration No. 333-134849) of Trulite, Inc. (the “Company”) of our report dated March 30, 2007, with respect to the financial statements of the Company as of December 31, 2006 and 2005, and for the years then ended, and for the period from inception (July 15, 2004) through December 31, 2006, included in the Company’s Annual Report (Form 10-KSB) for the year ended December 31, 2006. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas
April 9, 2007